Exhibit 10.27
EMPLOYMENT AGREEMENT
The parties to this Employment Agreement (the “Agreement") are Jerome Eisenberg (“Mr. Eisenberg"), residing at 346 Hillcrest Road, Englewood, New Jersey 07631, and ORBCOMM Inc. (the “Company"), a company organized under the laws of Delaware, with offices located at 2115 Linwood Avenue, Fort Lee, NJ 07024 and 21700 Atlantic Boulevard, Dulles, Virginia 20166. Effective as of the Start Date (as defined below), this Agreement amends, restates and supersedes in its entirety the Employment Agreement between Mr. Eisenberg and the Company dated as of August 30, 2006 and effective as of June 1, 2006 (the “2006 Agreement”), except as otherwise provided in Section 8(b) below.
The Company desires to provide for Mr. Eisenberg’s continued employment by the Company, and Mr. Eisenberg desires to accept such continued employment under the terms and conditions contained herein, and the parties hereto have agreed as follows:
1. Employment. The Company shall employ Mr. Eisenberg, and Mr. Eisenberg shall serve the Company, as a non-executive employee with duties and responsibilities compatible with that position, as such compatible duties and responsibilities are adjusted from time to time in the discretion of the Company’s Board of Directors (the “Board"), and Mr. Eisenberg shall also serve the Company in the capacity of Chairman of the Board. In these capacities, the parties hereto expect and reasonably anticipate that Mr. Eisenberg will provide substantial and continuous services to the Company during the Term (as defined in Section 2 below) such that a “separation from service” under Section 409A of the Internal Revenue Code (“Code Section 409A”) will not occur during the Term.
2. Term of Employment. Mr. Eisenberg’s employment under this Agreement shall commence on March 31, 2008 (the “Start Date") and shall continue until December 31, 2010, unless sooner terminated pursuant to the provisions of Section 4 (the “Term"). The parties hereto may extend the Term by a written agreement, signed by both parties, that specifically references this Agreement. Upon the natural expiration of the Term (or any extended Term), Mr. Eisenberg’s employment will become “at-will” and will be terminable by either party hereto for any reason not prohibited by law or for no reason, and with or without notice.
3. Compensation. As full compensation for the services provided under this Agreement, Mr. Eisenberg shall be entitled to receive the following:
(a) Base Salary. During the Term, Mr. Eisenberg shall be entitled to receive an annual base salary (the “Base Salary") of $217,750. Any Base Salary increase will be subject to the sole discretion of the Board. Base Salary payments hereunder shall be made in arrears in substantially equal installments (not less frequently than monthly) in accordance with the Company’s customary payroll practices for its other executives, as those practices may exist from time to time.

(b) Bonus. For fiscal year 2008, Mr. Eisenberg shall be eligible to receive a pro rata bonus (the “Bonus"), which shall be payable in cash or cash equivalent, equal to 25% of the bonus that would have been payable to Mr. Eisenberg under the 2006 Agreement if he had remained employed as Chief Executive Officer of the Company for the entire fiscal year 2008. Any bonus for fiscal year 2009 or any subsequent year shall be payable to Mr. Eisenberg, if at all, solely at the discretion of the Board.
The Bonus hereunder will be paid in 2009, provided that the Bonus will be paid no earlier than the rendering of the Company’s audited financial statements for 2008 and in any case no later than the earlier of (i) 30 days after such rendering of the Company’s audited financial statements for 2008 and (ii) June 30, 2009.
(c) Employee Benefits. Subject to Mr. Eisenberg satisfying and continuing to satisfy any plan or program eligibility requirements and other terms and conditions of the plan or program, Mr. Eisenberg shall be entitled to receive Company-paid medical and disability insurance, Company-paid term life insurance (which shall provide for a death benefit payable to Mr. Eisenberg’s beneficiary), Company-paid holiday and vacation time, and other Company-paid employee benefits (collectively, “Employee Benefits"), at least equivalent to those provided to senior executives of the Company, and the benefit payable under such term life insurance in any year will not be less than three (3) times Mr. Eisenberg’s then-current Base Salary, subject to applicable policy limitations and maximums. In addition, Mr. Eisenberg shall be entitled to participate in any profit sharing plan and/or pension plan generally provided for employees of the Company or any of its subsidiaries, provided that Mr. Eisenberg satisfies any eligibility requirements for participation in any such plan. Notwithstanding the foregoing, the Company reserves the right to amend, modify, or terminate, in its sole discretion and consistent with applicable law, any Employee Benefit and any Employee Benefit plan, program or arrangement.
(d) Equity Plan Participation. Mr. Eisenberg shall be entitled to participate in any equity option plan or restricted equity plan established by the Company in which the Company’s employees generally are permitted to participate. The terms and conditions of Mr. Eisenberg’s participation in, and/or any award under, any such plan shall be in accordance with the applicable controlling plan document and/or award agreement. The number and/or price of any equity-based award granted to Mr. Eisenberg shall be determined by the Board. Notwithstanding the foregoing, the Board will grant to Mr. Eisenberg an award consisting of 100,000 stock appreciation rights, the terms to be set forth in separate written agreements. Mr. Eisenberg has previously been awarded 298,667 restricted stock units and 150,000 stock appreciation rights (together, the “Awards”), and the terms of the Awards are set forth in separate written agreements. During the Term, the Awards will continue to vest in accordance with their terms, as set forth in separate written agreements.

(e) Expenses. The Company shall reimburse Mr. Eisenberg for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement upon his presentation of appropriate vouchers and/or documentation covering such expenses. Without limiting the generality of the foregoing, the Company shall reimburse Mr. Eisenberg for all transportation (including gas), lodging, food and other expenses incurred by him in connection with traveling on Company business, including travel and temporary lodging expenses incurred by Mr. Eisenberg during his periodic visits to the Company’s offices.
(f) One-Time Cash Payment. Conditioned upon Mr. Eisenberg’s execution of the Release attached hereto as Exhibit A, which Release will be executed contemporaneously with this Agreement, and such Release becoming effective, the Company will pay to Mr. Eisenberg, on January 15, 2009, or within three (3) business days thereafter, $116,250, plus interest on such amount compounded from March 31, 2008 through the date that the amount is actually paid to Mr. Eisenberg, assuming an annual interest rate of 4%, compounded monthly. Notwithstanding anything in this Agreement to the contrary, this cash payment will be made to Mr. Eisenberg (or his estate, if applicable) at the specified time whether or not Mr. Eisenberg is employed by the Company at such time.
(g) Withholdings. All payments made under this Section 3, or any other provision of this Agreement, shall be subject to any and all federal, state, and local taxes and other withholdings to the extent required by applicable law.
4. Termination of Employment.
(a) Disability. If, as a result of any physical and/or mental impairment, Mr. Eisenberg shall fail or be unable to perform his essential duties under this Agreement, with or without reasonable accommodation, for one hundred eighty (180) calendar days during any twelve (12) month period or for one hundred twenty (120) consecutive calendar days, then the Company may (if it determines that Mr. Eisenberg’s continued absence from his employment would be likely to have an adverse effect on the business or operations of the Company), by notice to Mr. Eisenberg, terminate his employment under this Agreement as of the date of the notice. Any such termination shall be made in accordance with applicable law. Finally, nothing set forth in this Section shall be construed as a waiver by Mr. Eisenberg for seeking an extended leave of absence in excess of said time-frame mentioned above, as a reasonable accommodation under applicable state and/or federal anti-discrimination laws (or the Company’s obligation to provide such). Further, nothing contained in this Section is to be construed as an admission that any such leave in excess of the said time frame mentioned above is not reasonable as an accommodation. This Section is not to be construed as a waiver of Mr. Eisenberg’s right to pursue legal action for any discharge that he deems improper based on a legally protected characteristic (i.e., disability and/or handicap).
(b) Death. Mr. Eisenberg’s employment under this Agreement shall terminate automatically upon his death. However, any and all rights that may exist under this Agreement and/or through any other pertinent plan documents, with respect to vested benefits and/or accrued monetary amounts owed, shall be transitioned, in accordance with the law, to Mr. Eisenberg’s beneficiaries.

(c) Termination by the Company. The Company shall have the right, exercisable at any time in its sole discretion, to terminate the employment of Mr. Eisenberg for any reason whatsoever with or without “cause” (as defined below). Mr. Eisenberg’s employment shall not be deemed to have been terminated with “cause” unless he shall have received written notice from the Board at or prior to the termination of employment advising him of the specific acts or omissions alleged to constitute “cause” and, in the case of those acts or omissions that are reasonably capable of being corrected, those acts or omissions continue uncorrected after he shall have had a reasonable opportunity (not to exceed fifteen (15) calendar days) to correct them.
As used in this Agreement, termination with “cause” shall mean only Mr. Eisenberg’s involuntary termination for reason of Mr. Eisenberg’s: (i) gross negligence or willful misconduct by Mr. Eisenberg in the performance of his duties; (ii) embezzlement by Mr. Eisenberg from the Company; (iii) conviction of, or plea of guilty or no contest to, a felony; (iv) Mr. Eisenberg’s breach of a fiduciary duty of loyalty owed to the Company or any of its subsidiaries; (v) conduct by Mr. Eisenberg beyond the scope of his authority as a director and/or employee of the Company, which conduct gives rise to a hearing before any governmental department or agency seeking termination or revocation of any governmental license; or (vi) material breach of this Agreement. Notwithstanding the foregoing, the Company’s failure to achieve any performance level or objective shall not, by itself, constitute “cause” under this Agreement, even if the achievement of such performance level or objective is contained in a directive of the Board.
(d) Termination by Mr. Eisenberg. Mr. Eisenberg shall have the right to terminate his employment with the Company with or without “good reason.” If such termination is without “good reason,” Mr. Eisenberg shall provide the Company with at least two (2) months of advance written notice of such decision. Upon the receipt of such notice from Mr. Eisenberg, the Company may in its sole discretion accelerate such 2-month period in order to make such termination effective sooner, and/or may withdraw any and all duties from Mr. Eisenberg and exclude him from the Company’s premises during the notice period.
Prior to any termination being deemed to be with “good reason,” Mr. Eisenberg shall give written notice to the Board advising them of the specific acts or omissions alleged to constitute “good reason,” such notice to be given within ninety (90) days of the occurrence of such act or omission, and such act or omission must remain uncorrected after the Board shall have had thirty (30) calendar days to correct them. If such act or omission remains uncorrected after such 30-day period, then Mr. Eisenberg’s employment will be deemed terminated unless the parties agree to a different termination date.

As used in this Agreement, termination for “good reason” shall mean only Mr. Eisenberg’s voluntary termination of employment for reason of: (i) any reduction by the Company of Mr. Eisenberg’s Base Salary or material failure to timely pay any Base Salary, Bonus, or other remuneration due to Mr. Eisenberg under this Agreement; (ii) the Company’s material breach of this Agreement, provided that failure of the shareholders to elect Mr. Eisenberg as a director shall not be deemed a breach of this Agreement; (iii) the failure of the Board to nominate Mr. Eisenberg as its Chairman for the 2009 proxy statement; and (iv) the Board’s removal of Mr. Eisenberg as Chairman for a reason other than “cause” (as defined in this Agreement). In connection with any termination of Mr. Eisenberg’s employment under Section 4(a) or 4(b), the Board may remove Mr. Eisenberg as Chairman of the Board and/or as a member of the Board, and such removal will not be deemed for any purpose under this Agreement to be a termination of Mr. Eisenberg without “cause,” and will not give rise to any grounds for Mr. Eisenberg to claim “good reason” under this Agreement.
(e) Severance. If the Company shall terminate Mr. Eisenberg’s employment as a non-executive employee under this Agreement without “cause” pursuant to Section 4(c) above on or before December 31, 2010, or if Mr. Eisenberg terminates his employment under this Agreement with “good reason” pursuant to Section 4(d) above on or before December 31, 2010, then, upon Mr. Eisenberg’s execution of the Release attached hereto as Exhibit B (or in substantially similar form as the Company deems necessary in order to comply with then applicable law) (the “Exhibit B Release”) and such Exhibit B Release becoming effective, Mr. Eisenberg shall be entitled (i) to continue to receive his then Base Salary for the period equal to the greater of (x) one (1) year immediately following such termination and (y) the remainder of the Term, payable in regular installments consistent with its payroll practices in effect from time to time, and (ii) to the extent he is then a participant in the Company’s health insurance plan and eligible for benefits under plan terms, to continued health insurance coverage for one (1) year immediately following such termination at then existing employee contribution rates, which Mr. Eisenberg shall pay (such continued coverage to run concurrently with any continued coverage obligation under the federal law known as COBRA or any state equivalent). Subject only to Mr. Eisenberg’s delivery of an executed and effective Exhibit B Release, the Company’s obligation under this Section 4(e) shall be absolute and unconditional, and Mr. Eisenberg shall be entitled to such severance benefits regardless of the amount of compensation and benefits that Mr. Eisenberg may earn or be entitled to with respect to any other employment he may obtain during the period for which severance payments are payable.
If Mr. Eisenberg’s employment with the Company is terminated pursuant to Sections 4(a) or 4(b) above, if the Company terminates Mr. Eisenberg’s employment with “cause” pursuant to Section 4(c) above, if Mr. Eisenberg terminates his employment without “good reason” pursuant to Section 4(d) above, or if Mr. Eisenberg’s employment is terminated for any reason after December 31, 2010, then Mr. Eisenberg shall not be entitled to any further payments under this Agreement, including Base Salary, Bonus, Employee Benefits, or severance. If Mr. Eisenberg’s position as Chairman of the Board is terminated for any reason but his position as a non-executive employee of the Company is not terminated, then Mr. Eisenberg shall not be entitled to any severance payments under this Agreement (except to the extent that Mr. Eisenberg exercises any right he may have to resign with “good reason”), but will continue to be entitled to his Base Salary, Bonus and Employee Benefits during his continued employment as set forth in this Agreement.

For the avoidance of doubt, to the extent that Mr. Eisenberg resigns from his employment with the Company for “good reason,” or his employment with the Company is terminated without “cause,” in either case such that he receives severance under this Section 4(e) but continues to serve as Chairman of the Board, any subsequent removal of Mr. Eisenberg, or his resignation, from his position as Chairman of the Board and/or as a member of the Board will not be grounds for Mr. Eisenberg to receive any additional severance benefits under this Agreement or otherwise, whether or not such removal is with or without cause or such resignation is with or without good reason.
To the extent that any amount payable under this Agreement constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Code Section 409A) following a “separation from service” (as defined in Code Section 409A), including any amount payable under this Section 4, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to Mr. Eisenberg earlier than the day after the date that is six months following his “separation from service,” but only if he is deemed by the Company, in accordance with any relevant procedures that it may establish, to be a “specified employee” under Code Section 409A at the time he “separates from service.” On the first day of the seventh month following separation of employment, or within three (3) business days thereafter, all amounts which have been held back for the 6-month period, will be paid to the Executive. This paragraph will not be applicable after Mr. Eisenberg’s death.
5. Change of Control. If a “Change of Control” occurs on or before December 31, 2010, then Mr. Eisenberg shall be entitled to severance in accordance with Section 4(e) upon the termination of his employment (if such termination occurs on or before December 31, 2010), unless such successor or transferee continues Mr. Eisenberg’s employment on substantially equivalent economic terms, duties and responsibilities. This Agreement shall be binding on any and all successors and/or assigns of the Company. If a Change of Control occurs having a value in excess of $6.045 per share (as adjusted for any stock dividends, combinations or splits following the Start Date), then Mr. Eisenberg shall be entitled to have all equity related and stock based compensation awards issued to him as of the date of such Change of Control to become fully exercisable (without regard to the satisfaction of any time-based or performance criteria) in accordance with the terms set forth in the separate written agreements evidencing such equity related and stock based compensation awards.

“Change of Control” means (a) the Company’s merger or consolidation with another corporation or entity, (b) the Company’s transfer of all or substantially all of its assets to another person, corporation, or other entity, or (c) a sale of the Company’s stock in a single transaction or series of related transactions that results in the holders of the outstanding voting power of the Company immediately prior to such transaction or series of transactions owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity immediately following such transaction or series of transactions (other than any registered, underwritten public offering by the Company of the Company’s stock or pursuant to any stock-based compensation plan of the Company).
6. Arbitration. Except as provided in Section 7(h) below, any dispute or controversy between the parties hereto, whether during the Term or thereafter, including without limitation, any and all matters relating to this Agreement, Mr. Eisenberg’s employment with the Company and the cessation thereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in New York, New York pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration shall be confidential, final, and binding to the fullest extent permitted by law. The parties agree to waive their right to a trial by jury and agree that they will not make a demand, request or motion for a trial by jury or court. This agreement to arbitrate shall be binding upon the heirs, successors, and assigns and any trustee, receiver, or executor of each party. A party shall initiate the arbitration process by delivering a written notice of such party’s intention to arbitrate to the other party at the address set forth above and by filing the appropriate notice with the AAA. The parties shall select an arbitrator by mutual agreement, within thirty (30) days after the written notice of intention to arbitrate is received, from a list of eligible arbitrators received from the AAA. If the parties fail to agree on an arbitrator, the AAA Administrator or his/her delegate shall select an arbitrator, who is a member of the AAA’s Employment Dispute Resolution Roster. The arbitrator shall have the authority to resolve all issues in dispute, including the arbitrator’s own jurisdiction, and to award compensatory remedies and other remedies permitted by law. The arbitrator shall decide the matters in dispute in accordance with the governing law provisions of this Agreement, except that the parties agree that this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq. The award of the arbitrator shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accountings (except as provide in Section 7(h)). The arbitrator in any such dispute shall have discretion to award attorneys’ fees and costs as part of any resolution of a claim arising under this Agreement. Except as otherwise provided by the arbitrator in accordance with applicable law, each party hereto shall be responsible for paying its own attorneys’ fees and costs incurred in connection with any dispute between the parties. To the extent inconsistent with the form of arbitration agreement that the Company’s employees generally are required to enter into, including Mr. Eisenberg, this arbitration provision shall control. Otherwise, to the extent compatible, effect shall be given to both this arbitration provision and the Company’s form of arbitration agreement that Mr. Eisenberg has executed or will be required to execute.

7. Obligations of Mr. Eisenberg.
(a) Protectable Interests of the Company. Mr. Eisenberg acknowledges that he has played and will continue to play an important role in establishing the goodwill of the Company and its related entities, including relationships with clients, employees, and suppliers. Mr. Eisenberg further acknowledges that over the course of his employment with the Company, he has and will continue to (i) develop special relationships with clients, employees, and/or suppliers, and/or (ii) be privy to Confidential Information (as defined below). As such, Mr. Eisenberg agrees to the restrictions below in order to protect such interests on behalf of the Company, which restrictions the parties hereto agree to be reasonable and necessary to protect such interests.
(b) Non-Competition. During Mr. Eisenberg’s employment and for the one (1) year period immediately thereafter, Mr. Eisenberg shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party, (i) engage in any business activity, (ii) provide professional services to another person or entity (whether as an employee, consultant, or otherwise), or (iii) become a partner, member, principal, or stockholder having a 10% or greater interest in any entity, but in each such case, only to the extent that such activity, person, or entity is in competition with the Business. For purposes of this Section 7(b) and Section 7(c) below, “Business” shall mean the business of offering wireless data communication services, including for the purpose of tracking and/or monitoring fixed or mobile assets, the business of designing, manufacturing or distributing modems that operate on such services, or any other business in which the Company is materially engaged during the six (6) month period immediately preceding Mr. Eisenberg’s termination of employment. Mr. Eisenberg acknowledges and understands that, due to the global nature of the Company’s business and the technological advancements in electronic communications around the world, any geographic restriction of Mr. Eisenberg’s obligation under this Section 7(b) would be inappropriate and counter to the protections sought by the Company hereunder.
(c) Non-Solicitation. During Mr. Eisenberg’s employment and for the two (2) year period immediately thereafter, Mr. Eisenberg shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party: (i) solicit any business or contract, or enter into any business or contract, directly or indirectly, with any supplier, licensee, customer, or partner of the Company that (A) was a supplier, licensee, customer, or partner of the Company at, or within six (6) months prior to, the termination of Executive’s employment, or (B) was a prospective supplier, licensee, customer, or partner of the Business at the time of Mr. Eisenberg’s termination of employment, and in either case, for purposes of engaging in an activity that is in competition with the Business; or (ii) solicit or recruit, directly or indirectly, any of the Company’s or its subsidiaries’ employees, or any individual who was employed by the Company’s or its subsidiaries’ within six (6) months prior to the termination of Mr. Eisenberg’s employment, for employment or engagement (whether as an employee, consultant, or otherwise) with a person or entity involved in marketing or selling products or services competitive with the Business. Mr. Eisenberg acknowledges and understands that, due to the global nature of the Company’s business and the technological advancements in electronic communications around the world, any geographic restriction of Mr. Eisenberg’s obligation under this Section 7(c) would be inappropriate and counter to the protections sought by the Company hereunder.

Notwithstanding prior paragraphs (b) and (c), the following shall not be deemed to be a violation of Mr. Eisenberg’s non-competition and non-solicitation covenants: (i) Mr. Eisenberg becoming employed by any entity that is a client (VAR, IVAR, Country Representative or Licensee) of the Company at the time of Mr. Eisenberg’s termination; (ii) Mr. Eisenberg becoming employed by an entity that is a corporate affiliate of the Company; and (iii) Mr. Eisenberg holding a minority position (less than 10% interest) in any private investment or making any investment in public securities.
(d) Confidential Information. Mr. Eisenberg acknowledges that, during the course of his employment with the Company, he has had and will continue to have access to information about the Company, and its clients and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company. As such, at all times, both during his employment and thereafter, Mr. Eisenberg will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company, and not disclose to any other person or entity (without the prior written authorization of the Company) any Confidential Information (as defined below). Notwithstanding anything contained in this Section 7(d), Mr. Eisenberg will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order, provided that Mr. Eisenberg notifies the Company immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to Mr. Eisenberg’s disclosure of any Confidential Information.
For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information that belongs to the Company, or any of its clients or suppliers, including, without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product information, projects, services, client lists and information, client preferences, client transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to Mr. Eisenberg by the Company or otherwise obtained by Mr. Eisenberg during the course of his employment, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property. “Confidential Information” does not include any of the foregoing information that has entered the public domain other than by a breach of this Agreement or the breach of any other obligation to maintain confidentiality of which Mr. Eisenberg is aware.

(e) Return of Company Property. Upon the termination of Mr. Eisenberg’s employment with the Company (whether upon the expiration of the Term or otherwise), or at any time during such employment upon request by the Company, Mr. Eisenberg will promptly deliver to the Company and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company, or that belongs to any other third party and is in Mr. Eisenberg’s possession as a result of his employment or directorship with the Company, including, without limitation, computer hardware and software, palm pilots, pagers, cell phones, other electronic equipment, records, data, client lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product information, files, and other documents and information, including any and all copies of the foregoing.
(f) Ownership of Property. Mr. Eisenberg acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its affiliates’ actual or anticipated business, research, and development, or existing or future products or services, and that are conceived, developed, contributed to, made, or reduced to practice by Mr. Eisenberg (either solely or jointly with others) while engaged by the Company or any of its affiliates (including any of the foregoing that constitutes any Confidential Information) (“Work Product") belong to the Company or such affiliate, and Mr. Eisenberg hereby assigns, and agrees to assign, all of the above Work Product to the Company or such affiliate.
(g) Judicial Modification. Mr. Eisenberg acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in this Section 7 be enforced to the fullest extent permissible under the laws of New Jersey. If any of the restrictions contained or referenced in this Section 7 is for any reason held by an arbitrator or court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction shall be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with the laws of the State of New Jersey (or other applicable law in the event that New Jersey law is not being applied).
(h) Equitable Relief. Mr. Eisenberg acknowledges that the remedy at law for his breach of this Section 7 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of this Section 7, the Company shall be entitled to immediate injunctive relief (or other equitable relief) from any court with proper jurisdiction and may obtain a temporary order restraining any further violation. No bond or other security shall be required in obtaining such equitable relief, and Mr. Eisenberg hereby consents to the issuance of such equitable relief. Nothing in this Section 7(h) shall be deemed to limit the Company’s remedies at law or in equity for any breach by Mr. Eisenberg of any of the parts of this Section 7 that may be pursued or availed of by the Company.

8. Miscellaneous.
(a) Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or five days after mailed by registered mail, return receipt requested, to Mr. Eisenberg and the Company at their respective addresses set forth above (or at such other address as a party may specify by notice to the other).
(b) Entire Agreement; Amendment. This Agreement contains a complete statement of all of the arrangements between Mr. Eisenberg and the Company with respect to the employment of Mr. Eisenberg by the Company and Mr. Eisenberg’s compensation for such employment, and supersedes all previous agreements, arrangements and understandings, written or oral, relating thereto. Effective as of the Start Date, this Agreement supersedes and replaces in its entirety the 2006 Agreement, except for any obligations of Mr. Eisenberg under the 2006 Agreement applicable to the time period before the Start Date (such as Mr. Eisenberg’s obligation to keep certain information confidential).
This Agreement may not be amended except by a written agreement signed by the Company and Mr. Eisenberg. Notwithstanding the foregoing, the parties hereto acknowledge that the requirements of Code Section 409A are still being developed and interpreted by government agencies, that certain issues under Code Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Code Section 409A, including amendments necessary to ensure that compensation will not be subject to Code Section 409A, Mr. Eisenberg and the Company will cooperate to make such amendments, on a prospective and/or retroactive basis, as agreed to by the parties hereto at such time.
(c) Severability. In the event that any provision of this Agreement, or the application of any provision to Mr. Eisenberg or the Company, is held to be unlawful or unenforceable by any court or arbitrator, then the remaining portions of this Agreement shall remain in full force and effect and shall not be invalidated or impaired in any manner.
(d) Waiver. No waiver by any party hereto of any breach of any term or covenant in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.
(e) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey applicable to agreements made and to be performed in the State of New Jersey.

IN WITNESS WHEREOF, the parties hereto have executed this document as of the 31st day of March, 2008 to be effective as of the Start Date.

ORBCOMM INC.

By:	/s/ Christian Le Brun

Name:	Christian Le Brun
Title:	Executive Vice President and General Counsel

/s/Jerome B Eisenberg

Jerome B Eisenberg

EXHIBIT A — RELEASE
FOR AND IN CONSIDERATION OF the payment to be made under Section 3(f) of the employment agreement dated as of March _____, 2008 (the “Employment Agreement”) to which this Release is attached, I, Jerome Eisenberg, agree, on behalf of myself, my heirs, executors, administrators, and assigns, to release and discharge ORBCOMM Inc. (the “Company”), and its current and former officers, directors, employees, agents, owners, subsidiaries, divisions, affiliates, parents, successors, and assigns (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which I, my heirs, executors, administrators, and assigns have, or may hereafter have, against the Released Parties or any of them arising out of or by reason of:
(a)	any employment agreement that I have with the Company other than the Employment Agreement;

(b)
the cessation of my employment as Chief Executive Officer of the Company and the transition of my employment from Chief Executive Officer to non-executive employee, including matters relating thereto arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Virginia Human Rights Act, as amended, Va. Code Ann. §§ 2.1-714 et seq., the Virginia Persons with Disabilities Act, as amended, Va. Code Ann. §§ 51.5-1 et seq., the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann. §§ 10:5-1 et seq., and any other equivalent federal, state, or local statute; and

(c)
any matter arising under the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Virginia Human Rights Act, as amended, Va. Code Ann. §§ 2.1-714 et seq., the Virginia Persons with Disabilities Act, as amended, Va. Code Ann. §§ 51.5-1 et seq., the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann. §§ 10:5-1 et seq., and any other equivalent federal, state, or local statute;

provided that I do not release or discharge the Released Parties (1) from any Losses arising under the ADEA which arise after the date on which I execute this Release and (2) from any rights that I may have to be indemnified by the Company for any acts or omissions by me made in the course of my role as an officer, director, and employee of the Company. It is understood that nothing in this Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

I represent and warrant that I fully understand the terms of this Release, that I have had the benefit of advice of counsel, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and sign the same as my own free act. I understand that as a result of executing this Release, I will not have the right to assert, among other things, that the Company violated any of my rights in connection with any employment agreement (other than the Employment Agreement) or the termination of my role as Chief Executive Officer of the Company.
I affirm that I have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Released Parties before any federal, state, or local agency, court, or other body relating to any Losses released and discharged in this Release, and agree not to voluntarily participate in such a proceeding. However, nothing in this Release shall preclude or prevent me from filing a claim that challenges the validity of this Release solely with respect to my waiver of any Losses arising under the ADEA.
I acknowledge that I have twenty-one (21) days in which to consider whether to execute this Release. I understand that I may waive such 21-day consideration period. I understand that upon my execution of this Release, I will have seven (7) days after such execution in which I may revoke my execution of this Release. In the event of revocation, I must present written notice of such revocation to the General Counsel at the Company by delivering such written notice to him at                                         .
If seven (7) days pass without receipt of such written notice of revocation, this Release shall become binding and effective on the eighth day.

This Release shall be governed by the laws of the State of New Jersey without giving effect to its conflict of laws principles.

March 31, 2008

Jerome Eisenberg	Date

STATE OF	)

	:	ss.:
COUNTY OF	)

On the _____ day of                                          in the year 2008, before me, the undersigned, personally appeared JEROME EISENBERG, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.

Notary Public

EXHIBIT B — GENERAL RELEASE
FOR AND IN CONSIDERATION OF the employment agreement dated as of March _____, 2008 (the “Employment Agreement”) to which this General Release is attached, I, Jerome Eisenberg, agree, on behalf of myself, my heirs, executors, administrators, and assigns, to release and discharge ORBCOMM Inc. (the “Company”), and its current and former officers, directors, employees, agents, owners, subsidiaries, divisions, affiliates, parents, successors, and assigns (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which I, my heirs, executors, administrators, and assigns have, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including, without limitation, the Employment Agreement, my employment by and directorship with the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Virginia Human Rights Act, as amended, Va. Code Ann. §§ 2.1-714 et seq., the Virginia Persons with Disabilities Act, as amended, Va. Code Ann. §§ 51.5-1 et seq., the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann. §§ 10:5-1 et seq., and any other equivalent federal, state, or local statute; provided that I do not release or discharge the Released Parties (1) from any Losses arising under the ADEA which arise after the date on which I execute this General Release, (2) from any Losses arising out of the Company’s breach of its obligation to make severance payments in accordance with Section 4(e) of the Employment Agreement, or (3) from any rights that I may have to be indemnified by the Company for any acts or omissions by me made in the course of my role as an officer, director, and employee of the Company. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.
I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have knowingly waived such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and sign the same as my own free act. I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with the Employment Agreement, my employment, or with the termination of such employment.

I affirm that I have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Released Parties before any federal, state, or local agency, court, or other body relating to the Employment Agreement, my employment, or the cessation thereof, and agree not to voluntarily participate in such a proceeding. However, nothing in this General Release shall preclude or prevent me from filing a claim that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA.
I acknowledge that I have twenty-one (21) in which to consider whether to execute this General Release. I understand that I may waive such 21-day consideration period. I understand that upon my execution of this General Release, I will have seven (7) days after such execution in which I may revoke my execution of this General Release. In the event of revocation, I must present written notice of such revocation to the General Counsel at the Company by delivering such written notice to him at                                                             .
If seven (7) days pass without receipt of such written notice of revocation, this General Release shall become binding and effective on the eighth day. This General Release shall be governed by the laws of the State of New Jersey without giving effect to its conflict of laws principles.

Jerome Eisenberg	Date

STATE OF	)

	:	ss.:
COUNTY OF	)

On the _____ day of                      in the year 200__, before me, the undersigned, personally appeared JEROME EISENBERG, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.

Notary Public